FAIRFIELD GEARED FOR EXCELLENCE

For Immediate Release`

FAIRFIELD MANUFACTURING COMPANY, INC. ANNOUNCES

RESIGNATION OF STEPHEN K. CLOUGH AS CEO;

BILL LECHMAN RETURNS AS CEO

February 7, 2003 -- Fairfield Manufacturing Company, Inc. announced today that Stephen K. Clough has resigned as its President and Chief Executive Officer to pursue other business interests and to spend more time in Florida with his family where it resides. Mr. Clough joined Fairfield in August 1998 and was responsible for its development of an offshore manufacturing facility and procurement function in India. Mr. Clough will continue to serve as a director of Fairfield. Mr. W.B. (Bill) Lechman, a director of Fairfield and its former President and Chief Executive Officer, will assume the duties of Interim President and Chief Executive Officer until a permanent replacement is found. Mr. Lechman has been a long-time resident of Lafayette, Indiana.

Fairfield will continue to implement its long-term strategies that include global operations and supply chain management, new product development and lean manufacturing initiatives to streamline operations and reduce costs. Fairfield believes these strategies will continue to result in a positive transformation of its operations and products and services in this challenging economy and will increase value to Fairfield's customers and stakeholders.

Fairfield, based in Lafayette, Indiana is the largest independent manufacturer (based on sales) of high precision custom gears and assemblies and planetary gear systems in North America.

Contact:

Richard A. Bush, Vice President and Chief Financial Officer

Phone: 765-772-4000

Fax: 765-772-4022